SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                    SCHEDULE 13E-4
                            ISSUER TENDER OFFER STATEMENT
    (PURSUANT TO SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)

                            TUCSON ELECTRIC POWER COMPANY
                                   (Name of Issuer)

                             UNISOURCE ENERGY CORPORATION
                          (Name of Person Filing Statement)

                            COMMON STOCK PURCHASE WARRANTS
                            (Title of Class of Securities)

                                     898813 11 8
                        (CUSIP Number of Class of Securities)

                                  John T. Hood, Esq.
                               Thelen Reid & Priest LLP
                                 40 West 57th Street
                            New York, New York 10019-4097
                                    (212) 603-2000
      (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person Filing Statement)

                                       Copy to:
                                   Kevin P. Larson
                             Vice President and Treasurer
                             UniSource Energy Corporation
                                220 West Sixth Street
                                Tucson, Arizona  85701
                                    (520) 571-4000

                                   August 18, 1998
     (Date Tender Offer First Published, Sent or Given to Security Holders)

                              CALCULATION OF FILING FEE
                ---------------------------------------------------
                      Transaction           Amount of Filing
                      Valuation*            Fee
                      $9,884,508.00         $1,976.91
                ---------------------------------------------------

               * Pursuant to Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, and Rule 0-11(b)(1) thereunder, the transaction value was calculated by using the book value of the securities to be acquired as of August 17, 1998.

               [X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          Amount                             Filing
          Previously Paid:  $20,092.68       Party:  UniSource
                                                     Energy Corporation
          Form or Registration               Date
          No.:  Form S-4 (333-60809)         Filed:  August 6, 1998

                                   Explanatory Note

               The Prospectus was filed with the Securities and Exchange Commission ("SEC") by UniSource Energy Corporation, an Arizona corporation (the "Company"), as part of a Registration Statement on Form S-4 (Registration No. 333-60809), and is incorporated herein by reference. Unless otherwise indicated, all material incorporated by reference in this Issuer Tender Offer Statement on Schedule 13E-4 (the "Statement") in response to items or sub-items of this Statement, is incorporated by reference to the corresponding caption in the Prospectus, including the information stated under such captions as being incorporated in response thereto.

          ITEM 1.   SECURITY AND ISSUER.

          (a) The name of the issuer is Tucson Electric Power Corporation, an Arizona corporation that has its principal executive offices at 220 West Sixth Street, Tucson, Arizona 85701.

          (b) This Statement relates to the offer by the Company to exchange (the "Exchange Offer"), upon the terms and subject to the conditions set forth in the Prospectus and the accompanying Letter of Transmittal, any and all outstanding warrants to purchase shares of common stock of Tucson Electric Power Company, an Arizona corporation and wholly-owned subsidiary of the Company ("TEP") (the "TEP Warrants") for Warrants expiring in 1999 to purchase shares of common stock of the Company (the "1999 UNS Warrants") and Warrants expiring in 2000 to purchase shares of common stock of the Company (the "2000 UNS Warrants" and, together with the 1999 UNS Warrants, the "UNS Warrants") at a rate of 0.20 1999 UNS Warrant and 0.20 2000 UNS Warrant for each TEP Warrant surrendered to and accepted by the Company pursuant to the Exchange Offer. The information set forth in the front cover page and "THE EXCHANGE OFFER -- Terms of the Exchange Offer" is incorporated herein by reference.

          (c) There is currently no established trading market for the securities to be acquired.

          (d)  This Statement is being filed by UniSource Energy
          Corporation, 220 West Sixth Street, Tucson, Arizona 85701, which owns all the common stock of the issuer.

          ITEM 2.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          (a) The information set forth in the front cover page, "THE EXCHANGE OFFER -- Terms of the Exchange Offer," "THE EXCHANGE OFFER -- No Fractional Warrants" and "DESCRIPTION OF THE UNS WARRANTS" is incorporated herein by reference.

          (b)  Not applicable.

          ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

               The information set forth in the cover page, "THE COMPANY", "THE EXCHANGE OFFER -- Purpose and Effect of the Exchange Offer" and "THE EXCHANGE OFFER -- Terms of the Exchange Offer" is incorporated herein by reference.

          ITEM 4.   INTEREST IN SECURITIES OF THE ISSUER.

               Not applicable.

          ITEM 5.   CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
                    RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

               Not applicable.

          ITEM 6.   PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

               The information set forth in "THE EXCHANGE OFFER -- Fees and Expenses" is incorporated herein by reference.

          ITEM 7.   FINANCIAL INFORMATION.

          (a) The information set forth in Exhibits (g)(1) and (g)(2) is incorporated herein by reference.

          (b)  Not applicable.

          ITEM 8.   ADDITIONAL INFORMATION.

          (a)  Not applicable.

          (b)  Not applicable.

          (c)  Not applicable.

          (d)  Not applicable.

          (e) The information set forth in Appendices A and B to the Prospectus is incorporated herein by reference.

          ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

          *(a)(1)   Prospectus dated August 18, 1998.
                    (Form S-4, Registration No. 333-60809).
          *(a)(2)   Letter of Transmittal.
                    (Form S-4, Registration No. 333-60809 -- Exhibit 4(b)).
           (a)(3)   Letter to Registered Holders of TEP Warrants.
           (a)(4)   Instructions to Registered Holders of TEP Warrants.
           (a)(5)   Form of Letter to Beneficial Holders of TEP Warrants.
           (b)      Not applicable.
           (c)      Not applicable.
          *(d) Opinion of Thelen Reid & Priest LLP dated August 6, 1998. (Form S-4, Registration No. 333-60809 -- Exhibit 5(b) and 8).
          *(e)      Registration Statement on Form S-3.  (Registration No.
                    33-55732).

           (f)      Not applicable
          *(g)(1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A, dated March 5, 1998.
          *(g)(2) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.


          (*) Previously filed as indicated and incorporated herein by reference.

                                      SIGNATURE

              After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



          Dated:  August 18, 1998       UNISOURCE ENERGY CORPORATION



                                        By:   /s/ Ira R. Adler
                                           -----------------------------
                                           Ira R. Adler
                                           Executive Vice President
                                           Principal Financial Officer

                                    EXHIBIT INDEX


          EXHIBIT
             NO.                   EXHIBIT DESCRIPTION


          *(a)(1) Prospectus dated August 18, 1998. (Form S-4, Registration No. 333-60809).
          *(a)(2) Letter of Transmittal. (Form S-4, Registration No. 333-60809 -- Exhibit 4(b)).
           (a)(3)   Letter to Registered Holders of TEP Warrants.
           (a)(4)   Instructions to Registered Holders of TEP Warrants.
           (a)(5)   Form of Letter to Beneficial Holders of TEP Warrants.
          *(d) Opinion of Thelen Reid & Priest LLP dated August 6, 1998. (Form S-4, Registration No. 333-60809 -- Exhibit 5(b) and 8).
          *(e)      Registration Statement on Form S-3.  (Registration No.
                    33-55732).
          *(g)(1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A, dated March 5, 1998.
          *(g)(2) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.


          (*) Previously filed as indicated and incorporated herein by reference.